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                            SCHEDULE 14A INFORMATION

                       PROXY STATEMENT PURSUANT TO SECTION
                  14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]   Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[  ]   Preliminary Proxy Statement
[  ]   Definitive Proxy Statement
[X ]   Definitive Additional Materials
[  ]   Soliciting Material Pursuant to Section 240.14a-11(c) or
       Section 240.14a-12


                                 HighMark Funds
                                3435 Stelzer Road
                              Columbus, Ohio 43219
                     --------------------------------------
                (Name of Registrant as Specified in its Charter)

                             Martin E. Lybecker, Esq
                                  Ropes & Gray
                       1301 K Street, N.W., Suite 800 East
                             Washington, D.C. 20005
                     --------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
[ ]  $125 per Item 22(a)(2) of Exchange Act Schedule 14A.

     1)   Title of each class of securities to which transaction applies:  N/A
     2)   Aggregate number of securities to which transaction applies:  N/A
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:* N/A
     4)   Proposed maximum aggregate value of transaction:  N/A
     * Set forth the amount on which the filing is calculated and state how it was determined.

[ ]   Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Notes:

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To HighMark Income & Growth and Government Bond Shareholders:

You may have recently received a letter announcing the merger of the HighMark and Stepstone Funds. The merger of the two fund families is the result of the merger of The Bank of California, N.A. and Union Bank. It was explained in the letter that over the next several months you could expect to receive additional information about the merger and that you may, in fact, be asked to vote on certain important aspects of the merger.

The purpose of this proxy package is to announce that a Shareholder Meeting (the "Meeting") for the HighMark Income & Growth Fund and Government Bond Fund (each a "Fund" collectively the "Funds") has been scheduled for Wednesday, March 12, 1997. The purpose of this Meeting is to submit a very important matter regarding the future of the Funds to the shareholders for a vote.

After considering the small asset size of each Fund, the similarity of their objectives to other HighMark Funds, and the lack of prospects for growth in asset size and new shareholders, the Trustees of the HighMark Funds concluded that among all of the available alternatives it would be in the best interest of each Fund's shareholders to liquidate and distribute each Fund's assets and then terminate the Funds. The attached proxy statement is designed to give you information relating to the proposals on which you will be asked to consider and vote.

While you are, of course, welcome to join us at the Meeting, most shareholders cast their votes by filling out and signing the enclosed proxy card. In order to conduct the Meeting a majority of shares must be represented either in person or by proxy. Whether or not you plan to attend the Meeting, we need your vote. Please mark, sign and date the enclosed proxy card and return it promptly in the enclosed, postage-paid envelope so that the maximum number of shares may be voted.

We encourage you to read the enclosed proxy statement thoroughly. In addition, we have included on the next page a list of some commonly asked questions and answers. If you have any additional questions, please call your account administrator, investment sales representative, or HighMark Funds directly at 1-800-433-6884.

Your vote is very important to us. As always, we thank you for your confidence and support.

Sincerely,

/s/ Stephen G. Mintos
------------------------
Stephen G. Mintos
President
HighMark Funds

              PLEASE SIGN & RETURN THE ENCLOSED PROXY BALLOT CARD
                          YOUR VOTE IS VERY IMPORTANT
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Q. WHY IS THE BOARD OF TRUSTEES PROPOSING TO CLOSE THE HIGHMARK INCOME & GROWTH
   AND GOVERNMENT BOND FUNDS?

A. As part of the process of merging the HighMark Funds and the Stepstone Funds, serious consideration was given to the future of the HighMark Income & Growth and Government Bond Funds. After considering a variety of options, the Board of Trustees of the HighMark Funds determined that many factors limited the prospects for the long-term growth of each Fund. Poor prospects for growth in asset levels means that it is unlikely that these Funds will achieve adequate economies of scale and be the optimally efficient investment vehicles for shareholder assets for which they were originally designed.

Q. WHAT WILL HAPPEN TO MY INVESTMENT IN THE HIGHMARK INCOME & GROWTH OR GOVERNMENT BOND FUNDS IF THIS PROPOSAL IS APPROVED?

A. The assets in the Funds will be liquidated, the proceeds will be distributed to shareholders and the Funds will be terminated on March 21, 1997 or as soon thereafter as is operationally feasible. YOU WILL HAVE UNTIL MARCH 20TH TO FIND AN ALTERNATIVE INVESTMENT VEHICLE FOR YOUR ACCOUNT. Your account representative can assist you in this process. Any assets that remain invested in the Fund on its termination date will be liquidated and the proceeds will be remitted to you or your representative.

Q. ARE THERE ANY ALTERNATIVE INVESTMENT OPTIONS AVAILABLE TO ME?

A. Yes. There are a variety of alternative investment options available to shareholders of the HighMark Income & Growth and Government Bond Funds. Because of concerns about suitability, no specific recommendations for alternative investment options are provided with this proxy package. You are encouraged to contact your account representative to discuss these alternative investment options.

Q. WHAT IF I DO NOT RETURN MY PROXY VOTING BALLOT?

A. In order to conduct the Shareholder Meeting a quorum must be present, in person or by proxy. A quorum is defined as representation of over 50% of the shares outstanding for each Fund as of January 10, 1997. In the event that not enough shareholders return the enclosed proxy ballot card to achieve quorum, we will be forced to incur additional expense associated with additional solicitations. In order to avoid additional costs, please return the completed proxy ballot as soon as possible.

Q. HOW DO THE BOARD MEMBERS SUGGEST THAT I VOTE?

A. After careful consideration, the Board members of the HighMark Funds, including the independent members, recommend that you vote "FOR" all of the items on the enclosed proxy ballot. The Board also wishes to remind you to vote and return all the proxy ballot cards you receive.

Q. WHO SHOULD I CALL WITH QUESTIONS ABOUT THIS PROXY?

A. If you have any questions regarding this proxy, please contact your account administrator, investment sales representative, or the HighMark Funds directly at 1-800-433-6884.

        THE INFORMATION PROVIDED IN THIS "Q&A" IS SUPPORTED BY DISCLOSURES
                  CONTAINED IN THE ACCOMPANYING PROXY STATEMENT.